Exhibit 99.3

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following management’s discussion and analysis of financial condition and results of operations for Global Signal, Inc. and its wholly owned subsidiaries (“GSI”) is provided as a convenience to the reader in understanding GSI’s financial condition, changes in financial condition and results of operations as of and for the year ended December 31, 2006. The following should be read in conjunction with the (i) audited consolidated financial statements of GSI for the year ended December 31, 2006 contained on this Form 8-K, and (ii) Crown Castle International Corp.’s (“Crown Castle”) Annual Report on Form 10-K (“Crown Castle 10-K”) for the year ended December 31, 2006.

Cautionary Language Regarding Forward-Looking Statements

The following contains forward-looking statements that are based on management’s expectations as of the filing date of this report with the Securities Exchange Commission (“SEC”). Such statements include plans, projections and estimates contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” herein. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions, the risk factors described in “Item 1A. Risk Factors” of the Crown Castle 10-K, “Item 1A. Risk Factors” of the GSI’s annual report on Form 10-K (“GSI 10-K”) for the year ended December 31, 2005, Crown Castle’s and GSI’s other SEC filings, and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

General Overview

Merger Agreement with Crown Castle

On October 5, 2006, GSI and Crown Castle entered into a definitive agreement (“Merger Agreement”) which contemplated the merger of GSI into a wholly owned subsidiary of Crown Castle (“Merger”). The Merger was completed on January 12, 2007 in a stock and cash transaction valued at approximately $4.0 billion, exclusive of debt of approximately $1.8 billion that remained outstanding as obligations of the GSI entities (“GSI Successor Entities”) that merged into CCGS Holding LLC, a wholly owned subsidiary of Crown Castle. As a result of the completion of the Merger, Crown Castle issued approximately 98.1 million shares of its common stock to the shareholders of GSI and paid the maximum cash consideration of $550.0 million and reserved for issuance approximately 0.6 million shares of its common stock issuable pursuant to GSI warrants. Pursuant to the Merger Agreement, GSI common stockholders were entitled to convert each share of GSI common stock into 1.61 shares of Crown Castle common stock or, alternatively, could elect to receive cash in the amount of $55.95 per GSI share. Following the Merger, the former GSI shareholders owned approximately 32.7% of the Crown Castle outstanding shares.

Upon completion of the Merger, the preliminary purchase price for the Merger of approximately $4.0 billion was allocated to the fair values of the assets and liabilities of the GSI Successor Entities and the residual amount is recorded as goodwill (“purchase accounting adjustments”). The purchase accounting adjustments included (i) adjustments to record fixed assets at fair value, (ii) recording the fair value of intangible assets related to customer contracts, customer relationships and trademarks, (iii) recording the debt of the GSI Successor Entities at fair value (including elimination of the deferred debt issuance costs of the GSI Successor Entities and derivative settlement costs within accumulated other comprehensive income), (iv) elimination of the historical deferred ground lease liability and historical deferred rent asset, and (v) adjustments to deferred tax liabilities for the net impact of the purchase accounting adjustments. Upon completion of the Merger, these purchase accounting adjustments were pushed-down to the GSI Successor Entities. See the Crown Castle 10-K for the preliminary allocation of the total preliminary purchase price for the Merger, subject to future adjustment of the purchase price allocation. Crown Castle is in the process of obtaining a third-party valuation of certain of the GSI Successor Entities’ assets and liabilities, including property and equipment and intangibles. Given the size and timing of the Merger, certain assets and liabilities presented in the preliminary purchase price are based on preliminary valuations and are subject to adjustment as additional information is obtained and the third-party valuation is finalized.

As a result of the application of purchase accounting in connection with the Merger, the historical financial statements of GSI are presented on a different basis than those of the GSI Successor Entities.

Overview

GSI owned, operated and leased towers and other communication structures (collectively “towers”) for wireless communications, including certain rooftop installations. GSI engaged in such activities through a variety of structures, including subleasing and management arrangements. As of December 31, 2006, GSI owned, leased or managed 10,749 towers with 10,605 towers in United States (“U.S”) and the remainder located in Canada. As of December 31, 2006, GSI also owned, leased or had easements on 280 land sites for towers, owned by third parties, which are located in the U.S. and the United Kingdom (“U.K.”).

GSI was organized and conducted their operations to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. As such, GSI was generally not subject to federal income tax on the portion of the income that was distributed to the stockholders if GSI distributed at least 90% of the REIT taxable income to GSI stockholders and complied with various other requirements. Following the Merger (“Post-Merger”), the GSI Successor Entities will no longer conduct their operations as a REIT and will not issue quarterly cash dividends in the future. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”)––Liquidity and Capital Resources––Financing Activities” and “MD&A––General Overview––Merger Agreement with Crown Castle.”

As of December 31, 2006, GSI owned in fee or had permanent or long-term easements in the land and other properties (collectively “land”) on which 1,712 of the GSI towers reside, and leased, subleased or licensed the land on which 8,407 of the GSI towers reside. In addition, as of December 31, 2006, GSI managed 630 towers owned by third parties where GSI had the right to market space on the tower or where GSI had sublease arrangements with the tower owner. See “MD&A—Results of Operations—Tower and Land Acquisitions.”

GSI’s customers currently include many of the world’s major wireless communications companies, including Sprint Nextel, AT&T (formerly Cingular Wireless), Verizon Wireless, T-Mobile and Alltel. GSI’s customers use their towers for antennas and other equipment necessary for the transmission of wireless signals for mobile telephones and other devices. For 2006 and 2005, Sprint Nextel accounted for approximately 39.0% and 34.8%, respectively, and AT&T (formerly Cingular Wireless) accounted for approximately 15.5% and 14.2%, respectively of the consolidated GSI revenue.

The growth of the GSI Successor Entities’ business depends substantially on the condition of the wireless communications industry. The willingness of the GSI Successor Entities’ customers to utilize their infrastructure and related services are affected by numerous factors, including:

•	consumer demand for wireless services;

•	availability and location of the GSI Successor Entities’ towers and alternative towers;

•	cost of capital, including interest rates;

•	availability of capital to the GSI Successor Entities’ customers;

•	willingness to co-locate equipment;

•	local restrictions on the proliferation of towers;

•	cost of building towers;

•	technological changes affecting the number of communications towers needed to provide wireless communications services to a given geographic area;

•	the GSI Successor Entities ability to efficiently satisfy their customer’s service requirements; and

•	tax policies.

Post-Merger, Crown Castle believes the demand for the GSI Successor Entities’ towers will continue for a variety of reasons, including the wireless industry’s dramatic growth in minutes of use, wireless data service revenues and new subscribers. The demand for towers depends on the demand for antenna space from the GSI Successor Entities’ customers, which in turn, depends on the demand for wireless telephony and data services from their customers. Important indicators of this demand are wireless minutes of use, the volume of non-telephony wireless services such as data, text messaging and mobile video, and to a lesser extent, the number of new wireless subscribers. Highlights of the Cellular Telecommunications & Internet Association (“CTIA”) U.S. wireless industry survey issued on September 13, 2006 include:

•	wireless data service revenues for the first half of 2006 were $6.5 billion, an increase of 70% from the first six months of 2005,

•	minutes of use for the first half of 2006 grew by 27% from the first half of 2005 to nearly 1.7 trillion minutes of use on an annualized basis; and

•	wireless users totaled 219 million as of June 30, 2006, which represents a year-over-year increase of 25 million subscribers, or 12.9%.

Demand for antenna space on towers of the GSI Successor Entities may be influenced by the availability of new spectrum to their customers. The Federal Communications Commission (“FCC”) Advanced Wireless Services Auction No. 66 was completed during the third quarter of 2006. This auction for 1,087 licenses to use wireless spectrum raised nearly $14 billion, making it the largest single FCC spectrum auction. The auctioned spectrum is expected to be used for advanced mobile communications and many of GSI’s customers were among the highest bidders.

The impact of anticipated increases to revenues from the demand for antenna space on the towers of the GSI Successor Entities may be tempered somewhat by recent carrier consolidation, including Cingular Wireless, now known as AT&T, merging with AT&T Wireless in 2004 and Sprint merging with Nextel in 2005, which could result in duplicate or overlapping networks. However, Crown Castle expects that the termination of the GSI Successor Entities’ leases as a result of recent carrier consolidation and related duplicate or overlapping networks will be spread over multiple quarters. In addition, Crown Castle believes the towers of the GSI Successor Entities will be adding more leases per quarter from all of their customers than the total number of leases Crown Castle believes will eventually be terminated as a result of the two mergers noted above. Consequently, Post-Merger, Crown Castle currently does not believe that lease terminations related to the towers of the GSI Successor Entities from carrier consolidation will have a material adverse affect on the Crown Castle results.

See the GSI consolidated financial statements and “Item 1. Business” of the GSI 10-K for a further discussion of the GSI business.

Results of Operations

Comparison of Years Ended December 31, 2006 and 2005—Consolidated

The following information is derived from GSI’s historical consolidated statements of operations for the periods indicated:

	Year Ended December 31, 2006		Year Ended December 31, 2005
	Amount	Percent of Revenues	Amount	Percent of Revenues	Dollar Change	Percentage Change
	(In thousands of dollars)
Revenues	495,955	100.0%	368,028	100.0%	127,927	34.8%
Direct site operating expenses (excluding depreciation, amortization, and accretion)	221,213	44.6%	151,964	41.3%	69,249	45.6%

Gross margin	274,742	55.4%	216,064	58.7%	58,678	27.2%

Other expenses:
Selling, general and administrative (including non-cash compensation expense)	64,071	12.9%	39,600	10.8%	24,471	61.8%
Sprint integration costs	446	0.1%	7,081	1.9%	(6,635)	(93.7)%
State franchise, excise and minimum taxes	1,389	0.3%	(177)	(0.1)%	1,566	*
Depreciation, amortization and accretion	175,210	35.3%	136,023	37.0%	39,187	28.8%

	241,116	48.6%	182,527	49.6%	58,589	32.1%

Operating income	33,626	6.8%	33,537	9.1%	89	0.3%

Other (income) expense:
Interest expense, net	92,722	18.7%	75,611	20.6%	17,111	22.6%
(Gain) loss on derivative instruments	3,232	0.7%	(3,408)	(0.9)%	6,640	(194.8)%
Loss on early extinguishment of debt	17,694	3.6%	461	0.1%	17,233	*
Other expense (income)	1,546	0.3%	(194)	(0.1)%	1,740	*

Income (loss) from continuing operations before income tax benefit (expense)	(81,568)	(16.5)%	(38,933)	(10.6)%	(42,635)	109.5%
Income tax benefit (expense)	(54)	0.0%	622	0.2%	(676)	(108.7)%

Income (loss) from continuing operations	(81,622)	(16.5)%	(38,311)	(10.4)%	(43,311)	113.1%
Income (loss) from discontinued operations	(851)	(0.2)%	(815)	(0.2)%	(36)	4.4%

Income (loss) before gain (loss) on sale of properties	(82,473)	(16.7)%	(39,126)	(10.6)%	(43,347)	110.8%
Gain (loss) on sale of properties	(663)	(0.1)%	(610)	(0.2)%	(53)	8.7%

Net income (loss)	(83,136)	(16.8)%	(39,736)	(10.8)%	(43,400)	109.2%

*	Percentage is not meaningful

Revenues were $496.0 million for 2006, an increase of 34.8% from 2005, which was primarily driven by (1) new towers acquired since the end of prior fiscal year including the 6,553 towers and related assets (“Sprint Towers”) acquired from Sprint Corporation (a predecessor of Sprint Nextel) during May 2005 (“Sprint Transaction”) (see “MD&A—Results of Operations—Tower and Land Acquisitions”), (2) new customer additions (or modifications to existing installations) on existing towers, and (3) contractual escalations on existing leases with variable escalations. During 2006 and 2005, approximately $259 million and approximately $141 million, respectively, of GSI’s revenues were generated from the Sprint Towers. GSI also experienced growth in their revenues generated from wireless customers which was in part offset by a decline in their revenues generated by their non-wireless customers. New customer additions and modifications were influenced by the aforementioned on-going demand for additional antenna space on GSI’s towers primarily due to the continued strong growth in the usage of wireless minutes and introduction of new data services by wireless carriers. The mix of revenues from wireless telephony customers as a percentage of total revenues increased to approximately 80% for 2006, from approximately 71% for 2005, primarily as a result of acquisitions and new customer additions on the existing towers. As a result of the long-term (five to ten year) customer contracts, in any given year in excess of 90% of GSI’s revenue, excluding acquisitions, is contracted for in a prior year and are of a recurring nature.

Revenues for GSI for the full year and quarter ended December 31, 2006 were $1.2 million less than the unaudited amounts previously reported in Crown Castle’s fourth quarter earnings call on February 9, 2007, as a result of audit adjustments recorded in the quarter ended December 31, 2006 upon the Company’s external auditors completing their audit.

Gross margins for 2006 increased by $58.7 million, or 27.2%, from 2005. Gross margins as percentage of revenues decreased by 3.3 percentage points to 55.4% for 2006. The incremental margin percentage (percentage of revenue growth converted to gross margin) on the revenue growth of $58.7 million was 45.9%. The gross margin percentage decreased by 3.3 percentage points from 2005 to 2006 primarily due to the Sprint Towers, which have lower revenues per tower and higher ground rent expense as a percentage of revenue. See “MD&A—Results of Operations—Tower and Land Acquisitions.” The lower revenue per tower for the Sprint Towers reflects the relatively small number of customers per tower on the Sprint Towers, which provides revenue and margin growth opportunities through potential future additional leasing of the Sprint Towers.

Selling, general and administrative expenses for 2006 increased by $24.5 million to 12.9% of total revenues from 10.8% for 2005. The selling, general and administrative expenses increase of $24.5 million was primarily attributable to (1) increases in personnel related expenses along with occupancy and other costs associated with the increase in GSI’s corporate staff necessary to manage the growth primarily related to the addition of the Sprint Towers, (2) an increase in non-cash stock-based compensation expense from stock grants to executives in the second quarter of 2006, (3) increased professional fees related to information technology system remediation and improvement projects, and (4) $3.3 million of deal costs related to the pending merger with Crown Castle.

The costs incurred in relation to the integration of the Sprint Towers were $0.4 million for 2006, a decrease of $6.6 million from 2005. The integration of the Sprint Towers was completed in the second quarter of 2006. See “MD&A—Results of Operations—Tower and Land Acquisitions.”

Depreciation, amortization and accretion for 2006 increased by $39.2 million, or 28.8%, from 2005. The increase was primarily attributable to the acquisition of the towers during and after 2005, including the Sprint Towers in May 2005. See “MD&A—Results of Operations—Tower and Land Acquisitions.”

Interest expense, net 2006 increased by $17.1 million from 2005. The increase is primarily attributable to the debt issued to finance the Sprint Towers and the other towers GSI acquired during 2005. See “MD&A—Liquidity and Capital Resources—Financing Activities” and “MD&A—General Overview—Merger Agreement with Crown Castle” for a discussion of the fair value adjustments to debt, deferred debt issuance costs and derivative settlement costs resulting from the Merger. Interest expense, net for 2006 and 2005 is comprised of the following:

	Year Ended December 31,
	2006	2005
	(In thousands of dollars)
Interest on debt, net of interest income and capitalized interest	$93,981	$66,515
Amortization of derivative settlement costs	(5,793)	914
Amortization of deferred debt issuance costs	4,534	8,182

	$92,722	$75,611

During 2005, the forecasted financing activity underlying certain interest rate swaps entered into during 2005 (“Designated Swaps”) were deemed no longer probable as originally forecasted and therefore, GSI ceased hedge accounting. In addition other swaps entered into in 2005 had some ineffectiveness (“Ineffective Swaps”) and the portion of the swap that was ineffective was recorded to (Gain) loss on Derivatives. The Designated Swaps and Ineffective Swaps were terminated in February 2006 in conjunction with the issuance of the February 2006 Mortgage Loan. The (Gain) loss on derivative instruments related to the Designated Swaps and Ineffective Swaps for 2006 and 2005 was ($0.2) and ($3.4), respectively. Upon issuance of the February 2004 Mortgage Loan, GSI terminated the interest rate swaps (“2003 Swaps”) hedging this financing and recorded the termination costs to accumulated other comprehensive loss. During 2006, GSI repaid the 2004 Mortgage Loan in full and the remaining $3.4 million of unamortized accumulated other comprehensive loss related to the 2003 Swaps was recorded as a loss on derivative instruments. See “MD&A—Liquidity and Capital Resources—Financing Activities” and note 10 to the GSI consolidated financial statements.

Loss on early extinguishment of debt for 2006 increased by $17.2 million from 2005. The increase is primarily related to refinancing activities in 2006 that were completed to reduce GSI’s weighted average cost of debt and simplify GSI’s capital structure. For 2006, the loss of $17.7 million related to the payoff of the mortgage loan issued in February 2004 (“February 2004 Mortgage Loan”), the Sprint bridge loan and the $200.0 million acquisition credit facility with a portion of the proceeds from the mortgage loan issued in February 2006 (“February 2006 Mortgage Loan”). The loss was comprised of a $7.0 million prepayment penalty relating to the February 2004 Mortgage Loan and $10.7 million of deferred costs relating to all three loans. See note 9 to the GSI consolidated financial statements and “MD&A—Liquidity and Capital Resources—Financing Activities.”

Tower and Land Acquisitions

On May 26, 2005, GSI, Sprint Corporation and certain Sprint subsidiaries (the “Sprint Contributors”), closed on an agreement to contribute, lease and sublease towers from Sprint Corporation (the “Agreement to Lease”). Under the Agreement to Lease, GSI was to, and Crown Castle will continue to Post-Merger, lease or operate for a period of 32 years 6,553 towers and the related towers and assets from newly formed special purpose entities of Sprint Corporation, under master leases for which GSI paid an upfront rental payment of approximately $1.2 billion as prepaid rent. In connection with the Sprint Transaction, certain Sprint entities agreed to lease space on approximately 6,342 of the Sprint Towers. The Sprint Towers had over 5,600 collocation leases with other wireless customers as of May 26, 2005, and substantially all of the revenues from the Sprint Towers are derived from wireless customers. GSI accounted for this transaction as a capital lease reflecting the substance similar to an acquisition. GSI financed the Sprint Transaction with (1) an $850.0 million bridge loan (which was repaid with a portion of the net proceeds from the February 2006 Mortgage Loan), (2) $250.0 million from the proceeds of a private placement of GSI common stock, and (3) a portion of the proceeds from the May 2005 public offering of the GSI common stock. See “MD&A—General Overview—Merger Agreement with Crown Castle” for a discussion of the purchase price adjustments to debt and equity.

In addition to the Sprint Transaction, during 2006 and 2005 GSI acquired 29 and 556 other towers, respectively, for approximately $11.7 million and $186.8 million, respectively, including fees and expenses. GSI financed these activities with the mortgage loan issued in December 2004 (“December 2004 Mortgage Loan”), borrowings under GSI’s $200.0 million acquisition credit facility (which was repaid with a portion of the net proceeds from the February 2006 Mortgage Loan) and a portion of the proceeds from the June 2004 GSI initial public offering and the May 2005 public offering of GSI common stock.

Some of the larger acquisitions GSI completed during 2005 and 2006 are as follows:

Seller	Acquisition Closing Dates	Number of Acquired Towers	Purchase Price, Including Fees & Expenses ($ millions)	Primary Tower Locations
Sprint Corporation	May 26, 2005	6,553	$1,220	Nationwide

Triton PCS Holdings, Inc.	June 30, July 28 and October 20, 2005	167	$53	North Carolina, South Carolina and Georgia

Foresite, LLC	April 29, 2005	172	$32	Alabama, Georgia, Mississippi, Louisiana, Florida, Tennessee and South Carolina

During 2006 and 2005 as part of GSI’s initiative to acquire a fee interest or permanent or long-term easement in the land under the GSI towers, GSI invested $86.7 million and $21.8 million, respectively, including fees and expenses, to acquire a fee interest or permanent or long-term easement under 540 and 168 towers, respectively, where GSI previously had a leasehold interest in the land. The increase in the amount invested of $64.9 million from 2005 reflects GSI’s continued execution and ramp up of the initiative to acquire the land under their towers.

As of December 31, 2006, GSI had outstanding purchase agreements with other parties to acquire an additional 4 towers and 211 fee interest or permanent or long-term easements in land under the GSI towers, for an aggregate purchase price of approximately $36.8 million, including estimated fees and expenses. GSI is in the process of performing due diligence on additional towers under non-binding letters of intent and seeking to negotiate definitive agreements.

See the GSI consolidated financial statements for a further discussion of the tower and land acquisitions for 2005 and 2006, including the Sprint transaction. See “Item 1. Business” of the GSI 10-K for a further discussion of the tower and land acquisitions in 2005.

Liquidity and Capital Resources

Overview

The liquidity needs of the GSI Successor Entities include working capital requirements, debt service, tower acquisitions, construction costs for tower augmentations and occasional new tower builds and other capital expenditures. The GSI Successor Entities expect to meet their cash requirements for the next twelve months by using cash on hand and cash generated from operating activities. Additionally, the GSI Successor Entities could meet their cash requirement with cash advances provided by Crown Castle. The GSI Successor Entities will follow the liquidity and capital resources and allocation strategy of Crown Castle. Post-Merger, Crown Castle will seek to allocate available capital among the investment alternatives, including those related to the GSI Successor Entities, that Crown Castle believes exhibit sufficient potential to achieve acceptable risk-adjusted returns or exhibit potential to complement its core tower rental business. See the Crown Castle 10-K for a further discussion of the Crown Castle liquidity and capital resource and allocation strategy that applies to the GSI Successor Entities.

Net Cash from Operations

Net cash flows provided by operating activities were $140.5 million and $122.4 million for 2006 and 2005, respectively. The increase of $18.1 million in net cash provided by operating activities from 2005 to 2006 is primarily the result of cash flow from the towers acquired during 2005 (see “MD&A—Results of Operations—Tower and Land Acquisitions”), growth in revenues from GSI’s new customer additions partially offset by higher selling, general and administrative expenses. Changes in working capital and particularly changes in deferred rental revenues and prepaid ground leases can have a dramatic impact on the GSI Successor Entities’ net cash from operating activities for interim periods, largely due to timing of payments.

Investing Activities

Net cash flows used in investing activities were $148.6 million and $1.4 billion for 2006 and 2005, respectively. The decrease of $1.2 billion in net cash flows used in investing activities from 2005 to 2006 is primarily the result of a decrease of approximately $1.4 billion in the cash out flows relating to the acquisition of towers in 2005 (see “MD&A—Results of Operations—Tower and Land Acquisitions”). In addition, the acquisition, in fee or under long term easement, of land under our towers increased by $62.9 million to $84.7 million, including fees and expenses in 2006 (see “MD&A—Results of Operations—Tower and Land Acquisitions”). Restricted cash increased $14.4 million primarily as a result of the issuance of the February 2006 Mortgage Loan (see “MD&A—Liquidity and Capital Resources—Restricted Cash”).

Post-Merger, Crown Castle’s decisions regarding enhancement of the towers of the GSI Successor Entities, the construction of new towers and purchases of land under the towers of the GSI Successor Entities are discretionary and depend upon expectations of achieving acceptable risk-adjusted returns (given current market conditions). Such decisions are influenced by the availability of capital and expected returns on alternative investments.

Financing Activities

Net cash flows provided by financing activities were $22.2 million and $1.3 billion for 2006 and 2005, respectively. The net cash flows provided by financing activities for 2006 primarily consisted of (1) $1.55 billion borrowing under the February 2006 Mortgage Loan, (2) $33.8 million payment received from the termination of the 2005 interest rate swaps, and (3) $3.3 million from the issuance of GSI common stock upon exercise of GSI options and warrants. This was in part offset by (1) $850.0 million to repay the debt outstanding under GSI’s bridge loan that was incurred in connection with the Sprint Transaction, (2) $404.1 million to repay debt under the February 2004 Mortgage Loan, (3) $151.8 million to repay the debt outstanding under GSI’s acquisition credit facility, and (4) payment of $145.1 million in dividends. The net cash flows for 2005 primarily consisted of (1) $850.0 million in borrowings under GSI’s Sprint bridge financing, (2) $144.7 million borrowed under GSI’s acquisition credit facility, and (3) $436.2 million in proceeds from the issuance of GSI common stock. These funds were in part offset by (1) $102.2 million used to repay in full GSI’s term loans under the revolving credit agreement facility, and to make the required principal payments on the February 2004 Mortgage Loan, (2) debt issuance costs of $6.8 million, related to the bridge loan and acquisition credit facility, and (3) payments of $106.9 million in dividends. The following is a summary of the significant financing transactions GSI completed in 2006 and Crown Castle completed in early 2007 related to debt of the GSI Successor Entities.

February 2006 Mortgage Loan. On February 28, 2006, three of GSI’s wholly owned special purpose entities, Global Signal Acquisitions II LLC, Global Signal Acquisitions LLC and Pinnacle Towers LLC, and its 13 subsidiaries (“2006 Borrowers”) borrowed $1.55 billion under three mortgage loans, to provide fixed-rate financing for the Sprint Towers and towers GSI acquired since April 2005, and to refinance the February 2004 Mortgage Loan. The 2006 Borrowers and their direct parent, Global Signal Holdings V LLC, are separate legal entities from Global Signal Inc. (the holding company) with their own assets, which are not available to satisfy the debts and other obligations of Global Signal Inc., Crown Castle, Post-Merger, or any of their affiliates. Interest accrues on the mortgage loan at a weighted average fixed rate per annum of approximately 5.7%. Post-Merger, Crown Castle recorded a purchase accounting adjustment of $3.1 million to decrease the carrying value of the February 2006 Mortgage Loan to fair value as part of the preliminary allocation of the purchase price of the Merger (see “MD&A—General Overview—Merger Agreement with Crown Castle”). The February 2006 Mortgage Loan requires monthly payments of interest until its contractual repayment date in February 2011. The February 2006 Mortgage Loan is secured by, among other things, (1) mortgage liens on the 2006 Borrowers’ interests (fee, leasehold or easement) in over 80% of their towers, (2) a security interest in substantially all of the 2006 Borrowers’ personal property and fixtures, and (3) a pledge of the capital stock (or equivalent equity interests) of each of the 2006 Borrowers.

On a monthly basis, the excess cash flows from the securitized entities, after the payment of principal, interest, reserves and expenses, was distributed to GSI and is now distributed to Crown Castle, Post-Merger. If the debt service coverage ratio (“DSCR”), defined in the February 2006 Mortgage Loan as the net cash flow for the towers for the immediately preceding twelve calendar month period divided by the amount of interest that the 2006 Borrowers will be required to pay over the succeeding twelve months on the February 2006 Mortgage Loan, as of the end of any calendar quarter falls to 1.35 times or lower, then all excess cash flow will be deposited into a reserve account instead of being released to Crown Castle, Post-Merger. The funds in the reserve account will not be released until the DSCR exceeds 1.35 times for two consecutive calendar quarters. If the DSCR falls below 1.20 times as of the end of any calendar quarter, then all funds on deposit in the reserve account along with future excess cash flows will be applied to prepay the February 2006 Mortgage Loan with applicable prepayment consideration.

The 2006 Borrowers may not prepay the February 2006 Mortgage Loan in whole or in part at any time prior to February 28, 2008, except in limited circumstances (such as the occurrence of certain casualty and condemnation events relating to the towers securing the February 2006 Mortgage Loan). Thereafter, prepayment is permitted provided it is accompanied by any applicable prepayment consideration. If the prepayment occurs within three months of the February 2011 monthly payment date, no prepayment consideration is due.

The February 2006 Mortgage Loan documents include covenants customary for mortgage loans subject to rated securitizations. Among other things, the 2006 Borrowers are prohibited from incurring additional indebtedness or further encumbering their assets.

GSI used the proceeds as follows:

•

$850.0 million to repay the debt outstanding under the $850.0 million Sprint bridge loan that was incurred in connection with the Sprint Transaction. As a result of this repayment, GSI wrote off as a loss on early extinguishment of debt unamortized deferred financing cost of approximately $1.0 million;

•

$402.7 million to repay debt on the then-outstanding borrowings under the February 2004 Mortgage Loan. In the first quarter of 2006, GSI wrote off (1) as a loss on early extinguishment of debt unamortized deferred financing cost of approximately $9.5 million and a pre-payment penalty of $7.0 million, and (2) as a (gain) loss on derivative instruments, approximately $3.4 million of accumulated other comprehensive loss related to the 2003 interest rate swaps;

•

$151.8 million to repay the debt outstanding under the acquisition credit facility. Upon repayment, GSI also terminated their ability to make future draws under the acquisition credit facility. As a result, GSI wrote off as a loss on early extinguishment of debt unamortized deferred financing cost of approximately $0.2 million; and

•

$145.5 million to pay estimated expenses of approximately $14.0 million, to fund increased impositions and reserves related to the February 2006 Mortgage Loan of approximately $10.0 million, to pay the $7.0 million prepayment penalty related to the February 2004 Mortgage Loan refinancing, to provide funds of approximately $114.5 million to acquire additional towers and acquire, in fee interests or long-term easements, the land under our towers, and to provide working capital.

The December 2004 Mortgage Loan. On December 7, 2004, GSI’s special purpose entities, Pinnacle Towers Acquisitions Holdings LLC, and five of its direct and indirect subsidiaries, issued a $293.8 million mortgage loan. The December 2004 Mortgage Loan has a structure similar to the February 2006 Mortgage Loan and has a weighted average interest rate of approximately 4.7%. Post-Merger, Crown Castle recorded a purchase accounting adjustment of $9.1 million to decrease the carrying value of the December 2004 Mortgage Loan to fair value as part of the preliminary allocation of the purchase price of the Merger (see “MD&A—General Overview—Merger Agreement with Crown Castle”). See note 9 to GSI’s consolidated financial statements.

Revolving Credit Facility. On December 1, 2005, a subsidiary of GSI entered into a 364-day $15.0 million revolving credit facility pursuant to a revolving credit agreement with Morgan Stanley Asset Funding Inc. and Bank of America, N.A. to provide funding for working capital and other corporate purposes. At December 31, 2005, there was no balance outstanding under the revolving credit facility; and effective August 17, 2006, the revolving credit facility was terminated.

Interest Rate Swaps. On January 11, 2005, in anticipation of the issuance of interim bridge financing and later a third mortgage loan to finance the acquisition of additional towers GSI expected to acquire during 2005, GSI entered into six forward-starting interest rate swap agreements with Morgan Stanley as counterparty to hedge the variability of future interest rates on their anticipated mortgage financing. Concurrent with the pricing of the February 2006 Mortgage Loan, GSI terminated the six interest rate swaps and received a payment, excluding accrued interest, of $8.1 million, of which $4.3 million was recorded as accumulated other comprehensive income and was amortized as a reduction of interest expense on the February 2006 Mortgage Loan using the effective interest method over five years, the life of the

February 2006 Mortgage Loan. As a result of the purchase accounting adjustments related to the Merger, no fair value was allocated to the interest rate swaps terminated prior to the Merger. See “MD&A—General Overview—Merger Agreement with Crown Castle.”

On February 2, 2005 and March 21, 2005, in connection with the Sprint Transaction, GSI entered into ten forward-starting interest rate swap agreements with Bank of America, N.A. as counterparty, in anticipation of securing $850.0 million of bridge financing, which was expected to be replaced by a mortgage loan, for a total notional value of $850.0 million. Concurrent with the pricing of the February 2006 Mortgage Loan, GSI terminated their ten interest rate swaps and received a payment, excluding accrued interest, of $25.8 million, which was recorded as accumulated other comprehensive income and which was amortized as a reduction of interest expense on the February 2006 Mortgage Loan using the effective interest method over five years, the life of the February 2006 Mortgage Loan. For the year ended December 31, 2006, amortization of accumulated other comprehensive income of $4.8 million was recorded as an offset to interest expense related to the 2006 Mortgage Loan. As a result of the purchase accounting adjustments related to the Merger, no fair value was allocated to the interest rate swaps terminated prior to the Merger. See “MD&A—General Overview—Merger Agreement with Crown Castle.”

In February 2007, Crown Castle entered into interest rate swaps (“$1.55 Billion 2007 Interest Rate Swaps”), comprised of two five-year forward starting interest rate swap agreements with a combined notional amount of $1.55 billion, to fix the interest cash outflows, in contemplation of the expected future February 2011 refinancing of the $1.55 billion 2006 Mortgage Loan. In February 2007, Crown Castle entered into interest rate swaps (“$294 Million 2007 Interest Rate Swaps”), comprised of two five-year forward starting interest rate swap agreements with a combined notional amount of $293.8 million, to fix the interest cash outflows, in contemplation of the expected future December 2009 refinancing of the $293.8 million 2004 Mortgage Loan. The GSI Successor Entities were not a party to the $1.55 Billion 2007 Interest Rate Swaps and the $294 Million 2007 Interest Rate Swaps, and the GSI Successor Entities have no obligations under these swaps.

Dividends. GSI paid quarterly cash dividends since a dividend period beginning on October 1, 2003 through September 30, 2006. A summary of the cash dividends relating to 2006 is shown below. As result of the Merger, GSI will not issue quarterly cash dividends in the future.

Dividend Period	Pay Date	Dividend per Share ($)	Total Dividend ($ million)	Amount of Dividend Accounted for as Return of Stockholders’ Capital ($ million)
July 1 – September 30, 2006	October 19, 2006	0.5250	36.9	36.8
April 1 – June 30, 2006	July 20, 2006	0.5250	36.9	36.9
January 1 – March 31, 2006	April 20, 2006	0.5250	36.6	36.6

Other Liquidity Matters

Financing Restrictions. The GSI Successor Entities debt obligations require that certain of their subsidiaries to maintain certain financial covenants and place restrictions on the ability of GSI Successor Entities to, among other things, incur debt and liens, undertake transactions with affiliates or related persons, dispose of towers, or make distributions of property, securities, or equity, or make distributions of cash if certain covenants are breached. See note 9 of the GSI consolidated financial statements for discussion of debt covenants.

Restricted Cash. All rental cash receipts of the entities who issued the February 2004 Mortgage Loan and the February 2006 Mortgage Loan are restricted and held in reserve. The restricted cash related to the

2004 Mortgage Loan and 2006 Mortgage Loan is released to the GSI Successor Entities when the amount exceeds pre-established funding levels. As of December 31, 2006 and 2005, GSI had restricted cash of $34.2 million and $20.2 million, respectively.

See the GSI consolidated financial statements and “Item 7. MD&A” of the GSI 10-K for a further discussion of GSI financing activities during 2005 and 2006.

Employment and Retention Agreements. GSI had and Crown Castle, Post-Merger, has agreements with substantially all of GSI’s employees that grant these employees the right to either a severance payment or a retention bonus as a result of the merger with Crown Castle. In January 2007, Crown Castle paid out $1.3 million of severance and retention bonuses. If the remaining employees meet certain criteria additional payments will be made in the second quarter of 2007. As of March 1, 2007, the maximum amount of these remaining payments is approximately $6.7 million. As of December 31, 2006, none of these amounts were accrued.

Factors Affecting Sources of Liquidity. The factors that are likely to determine Crown Castle’s and the GSI Successor Entities ability to comply with their current and future debt covenants including the debt covenants in the 2004 Mortgage Loan and the 2006 Mortgage Loan are:

(1) financial performance,

(2) levels of indebtedness, and

(3) debt service requirements.

See the Crown Castle 10-K for a further discussion of the factors affecting sources of liquidity.

Contractual Obligations. See “Item 7. MD&A” of the GSI 10-K for a tabular presentation of the GSI contractual obligations as of December 31, 2005 after giving effect to certain financing activities occurring in the beginning of 2006. The contractual obligations presented in the Crown Castle 10-K are presented post-merger and are inclusive of the contractual obligations of the GSI Successor Entities.

Accounting and Reporting Matters

Critical Accounting Policies and Estimates. See “Item 7. MD&A” of the GSI 10-K for a discussion of the GSI critical accounting policies and estimates.

Impact of Recently Issued Accounting Standards. See note 3 to the GSI consolidated financial statements for further discussion of recently issued accounting standards and the related impact on the GSI consolidated financial statements.

Related Party Transactions. One of the members of the GSI board of directors is also on the board of USA Mobility, Inc., one of GSI’s largest customers.

Pinnacle Towers Limited, GSI’s U.K. subsidiary, outsources the management of its land sites to Mapeley Ltd, an affiliate of Fortress Investment Holdings LLC (“Fortress”). During the years ended December 31, 2006 and 2005, GSI incurred expenses to Mapeley in connection with its services of $0.2 million, and $0.2 million, respectively.

An affiliate of Fortress purchased from the underwriters, $17.0 million of BB rated December 2004 Mortgage Loan and $31.0 million of BBB- rated February 2006 Mortgage Loan. The 2004 Mortgage Loan and the February 2006 Mortgage Loan certificates were sold on identical terms to other independent parties.

See also note 15 to the GSI consolidated financial statements.